UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 18-K/A

For Foreign Governments and Political Subdivisions Thereof

AMENDMENT NO. 2

TO

ANNUAL REPORT

OF

REPUBLIC OF THE PHILIPPINES

(Name of Registrant)

Date of end of last fiscal year: December 31, 2018

SECURITIES REGISTERED*

(As of the close of the fiscal year)

Title of Issue	Amount as to Which Registration is Effective	Names of Exchanges on Which Registered
N/A	N/A	N/A

Name and address of person authorized to receive notices

and communications from the Securities and Exchange Commission:

Claro S. Cristobal

Consul General

Philippine Consulate General

556 Fifth Avenue

New York, New York 10036-5095

It is requested that copies of notices and communications from the Securities and Exchange Commission be sent to:

Alexander Stathopoulos, Esq.

Giancarlo B. Sambalido, Esq.

Allen & Overy LLP

50 Collyer Quay

09-01 OUE Bayfront

Singapore 049321

*                                         The Registrant is filing this annual report on a voluntary basis.

EXPLANATORY NOTE

This amendment to the Republic of the Philippines’ (the “Republic”) Annual Report on Form 18-K for the fiscal year ended December 31, 2018 (the “Annual Report”) comprises:

(a)                                 Pages numbered 1 to 4 consecutively.

(b)                                 The following exhibits:

Exhibit 99.E — Recent Developments

This amendment to the Annual Report is filed subject to the Instructions for Form 18-K for Foreign Governments and Political Subdivisions Thereof.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Republic of the Philippines has duly caused this Amendment No. 2 to the Republic’s Annual Report to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Manila, Republic of the Philippines on the 27th day of April, 2020.

REPUBLIC OF THE PHILIPPINES

By	/s/ ROSALIA DE LEON
Rosalia de Leon
Treasurer of the Philippines

By	/s/ MARK DENNIS Y.C. JOVEN
Mark Dennis Y.C. Joven
Undersecretary

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EXHIBIT INDEX

Exhibit	Description

99.E:	Recent Developments

4